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                        [THE COOPER COMPANIES LETTERHEAD]



NEWS RELEASE



CONTACT:
Norris Battin
The Cooper Companies, Inc.
714-597-4700 Ext. 3343, 714-673-4299 or
500-346-6580

FOR IMMEDIATE RELEASE
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          COOPER COMPANIES EXPECTS TO SURPASS 1996 EARNINGS ESTIMATES
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                       WITH STRONG FOURTH QUARTER REVENUE
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        Anticipates 1997 Operating Income Growth Greater Than 30 Percent
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IRVINE, Calif.,  October 29, 1996 -- The Cooper Companies,  Inc. (NYSE/ PSE:COO)
said today that it expects to exceed the upper range of its previously announced earnings target of $1.30 to $1.35 per share for the fiscal year ending October 31, 1996, including a deferred tax benefit of over 30 cents per share. In 1995, Cooper reported earnings of one cent per share with no deferred tax benefit. The Company also announced that it initially estimates fiscal 1997 earnings per share in the range of $1.55 to $1.65 including a deferred tax benefit of about 15 cents per share. Revenue and operating income for 1997 are expected to grow by more than 15% and 30%, respectively.

Commenting on these announcements, A. Thomas Bender, President and Chief Executive Officer, said, "In 1996, we will deliver the double-digit revenue growth we have been forecasting throughout the year. Revenue will top the $108 million mark and grow more than 11% overall. CooperVision, our contact lens business, and CooperSurgical, our gynecology device business, will report strong revenue and operating income growth. Hospital Group of America ("HGA"), our psychiatric services provider, will also show improved results as our Hampton Hospital performed well after Cooper management took charge."


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Bender added that he was particularly  pleased with the Company's estimated 1996 fourth quarter results and that he expects year-to-year revenue increases in the fiscal year's final quarter of approximately 17% at CooperVision, 46% at CooperSurgical and 22% at Hospital Group of America. Consolidated fourth quarter revenue is anticipated to grow more than 20%, with consolidated quarterly operating income more than doubling. "The revenue trend is positive," said Bender. "During each quarter of 1996, the percentage gain year to year was greater than the previous quarter's comparison." Bender also noted that HGA is now entitled to a new rate for a third-party reimbursement program, which at current census levels is expected to generate additional revenue of about $180 thousand in October and over $2 million in fiscal 1997, virtually all of which will be reflected on the Company's bottom line.

This press release includes forward-looking statements about The Cooper Companies' future results. These statements are based on current business expectations which, by their nature, contain risk and uncertainty. Actual future results could differ materially. For 1996, results are subject to the normal year-end audit. Factors that could cause or contribute to differences in fiscal 1997 results include: major changes in business conditions and the economy in general, new competitive inroads, regulatory and other delays on new products and programs, unexpected changes in reimbursement rates and payer mix, unforeseen litigation, changes in interest rates, decisions to divest businesses and the cost of acquisition activity, particularly if a large acquisition is not completed. Results are also dependent on each business unit meeting specific objectives under their assumed market conditions. At CooperVision, 1997 sales and operating income are expected to grow at mid-teens percentages as the business continues to gain market share in the toric segment of the global contact lens market. CooperSurgical is expected to continue to benefit from the 1996 acquisition of Unimar and grow 1997 sales and operating income at double-digit rates as the market for gynecologic procedures is increasingly driven by growth in the U. S. population of women over 45 years of age. HGA revenue and operating income in 1997 are expected to achieve double-digit growth through new outpatient clinics, geriatric programs and

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lower cost  residential  treatment  centers,  assuming that patient  revenue and operating expenses can continue to successfully adjust to changes in third party reimbursement rates for psychiatric care. Consolidated revenue and operating income for 1997 are expected to grow by more than 15% and 30%, respectively. Earnings per share are expected to be in the range of $1.55 to $1.65 including a deferred tax benefit of about 15 cents per share.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and services. Corporate offices are located in Irvine and Pleasanton, Calif., CooperVision, Inc., located in Irvine, Calif., with additional manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., and Ontario and Quebec, Canada, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., located in Shelton, Conn., markets diagnostic and surgical instruments and accessories for the gynecological market. Hospital Group of America, Inc. provides psychiatric services through hospitals in New Jersey, Delaware, Illinois and satellite locations.

NOTE: An interactive telephone system that provides stock quotes, recent press releases and financial data about the Company may be reached toll free at 1-800-334-1986. Press releases, financial data and corporate information are available at www.businesswire.com on the Internet.


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